Exhibit 99.1

Grass Roots Research Issues Buy Recommendation on SEFE Inc. With a 12-Month Price Target of $5.95 per Share

Press Release: Grass Roots Research & Distribution Inc. – Mon, Apr 23, 2012 9:30 AM EDT

SAN RAFAEL, CA--(Marketwire -04/23/12)- Grass Roots Research & Distribution Inc. (GRRD), Wall Street's leading independent micro-cap research firm, has announced that it has initiated coverage on SEFE (OTC.BB: SEFE.OB - News) with a BUY recommendation and a 12-month price target of $5.95 per share. GRRD provides an in-depth analysis, including 5-year financial and valuation projections, on SEFE's business and its significant growth drivers. A copy of the report is available for download at http://www.grassrootsrd.com.

An excerpt from the GRRD report states, "With SEFE's patented technology, a strong market opportunity for alternative and clean technology energy solutions should emerge providing considerable upside for SEFE's stock. We are initiating coverage with a BUY rating."

About Grass Root Research & Distribution Group

Grass Roots Research & Distribution Inc. (GRRD) is Wall Street's leading independent micro-cap research firm, concentrating on emerging companies with strong management teams focused on shareholder value and sustainable competitive advantage. Led by renowned security analyst Paul Cohen, the research reports highlight the company's market opportunity, technology, management, competition and other key differentiators that may affect their long- and short-term valuation. Cohen focuses on those public companies that lack or have minimal Wall Street research analyst coverage. GRRD research reports are commissioned and paid for by the companies covered, or by third parties. For more information, visit: http://www.grassrootsrd.com.

This report/release is for informational purposes only. All information contained herein is based on public information. Grass Roots Research & Distribution Inc. (GRRD) complies with securities laws, regulations and ethical standards as related to our legal and compliance requirements. Certain securities regulations are cited and disclaimed in our Disclaimer. Ethical standards as related to our firm are the foundation of those securities laws and regulations we follow. Our firm is not a member of any association for other research providers. Our firm's policy is to comply with any new securities laws and regulations that might be promulgated in the future. GRRD is a not a registered investment advisor. GRRD contracts independent research analysts to produce their reports with Paul Cohen overseeing their work. To access the complete disclosure and disclaimer, download a copy of the SEFE report at www.grassrootsrd.com

About SEFE Inc.

SEFE focuses on pushing the boundaries of what's possible, embracing innovation and employing the cutting-edge to solve problems, and offering sustainable solutions to a world hungry for invention, direction and leadership. SEFE is technology- and solutions-driven, focusing on developing inventions that provide a real-world impact and true profitability. So, success is measured by both a sustainable return on investment, as well as a project's sustainability from an environmental perspective.

For more information, visit www.SEFElectric.com.

Safe Harbor Statement: The Private Securities Litigation Reform Act of 1995 provides a "Safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involved risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

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